EXHIBIT 99.2
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1872 Date: Jan. 29, 2004

GEORGIA-PACIFIC AND A SUBSIDIARY OF KOCH INDUSTRIES, INC. SIGN LETTER OF INTENT FOR KOCH TO ACQUIRE PULP MANUFACTURING ASSETS IN GEORGIA AND MISSISSIPPI

            ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) and KoCell, LLC, a wholly owned subsidiary of Koch Industries, Inc., today announced that the companies have signed a letter of intent for Koch to acquire Georgia-Pacific's non-integrated fluff and market pulp operations for $610 million, which includes assumption of $73 million of indebtedness.

            Georgia-Pacific expects the sale, consisting of assets and the stock of GP's Brunswick Pulp & Paper subsidiary, will generate net after-tax proceeds to Georgia-Pacific equivalent to an all asset sale at approximately $735 million. Specific terms of the sale were not disclosed pending final agreement between the parties.

            Included in the sale are Georgia-Pacific's pulp mills at Brunswick, Ga., and New Augusta, Miss., a short-line railroad servicing the New Augusta mill and the assets of two international sales offices. The sale, which is contingent upon execution of definitive agreements and customary regulatory approvals, is expected to be completed in the first quarter 2004.

            The estimated after-tax cash proceeds will be $535 million. Georgia-Pacific will use proceeds from the sale to repay debt. In the 2003 fourth quarter, the company will record $106 million of goodwill impairment charges in accordance with applicable accounting standards. Georgia-Pacific expects to record income tax expense on this transaction of approximately $24 million upon closing.

            "The transaction is another step in Georgia-Pacific's ongoing efforts to focus on differentiated businesses," said A.D. "Pete" Correll, chairman and chief executive officer. "Divestiture of these operations will generate significant cash toward debt reduction and further transition our company's portfolio of assets."

            "This acquisition continues the effort by Koch companies to find strategic opportunities for which our capabilities can create the greatest value," said Jeff Gentry, senior vice president of Koch Industries. "Georgia-Pacific's fluff and market pulp operations play a vital role in supplying a wide variety of global customers with quality pulps. We hope to apply the operating, marketing and trading experience we've gained in other commodity businesses in combination with these excellent assets and a world-class workforce to position the business for even greater success in the future."

            Annual fluff pulp capacity at the Brunswick mill is 826,000 tons. Fluff pulp is predominantly used in products such as disposable diapers, baby wipes and sanitary products. In 2002, the New Augusta mill had annual market pulp capacity of 628,000 tons. Goods commonly produced from market pulp include

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fine papers, postage stamps, tissue products and coffee filters. During 2003, New Augusta began production of fluff pulp to meet growing market demands. Combined, the facilities being sold employ approximately 1,100 people.

Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products, pulp and related chemicals. With 2002 annual sales of more than $23 billion, the company employs approximately 61,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

Koch Industries, Inc., based in Wichita, Kan., owns a diverse group of companies engaged in trading, operations and investments worldwide.

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